Exhibit 5.1

919 Third Avenue

New York, NY 10022

212.756.2000

212.593.5955 fax

www.srz.com

January 10, 2018

Keane Group, Inc.

2121 Sage Road

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Keane Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by Keane Investor Holdings LLC, a Delaware limited liability company (the “Selling Stockholder”), of a maximum of 6,900,000 shares of the Company’s common stock (the “Common Stock”), par value $0.01 per share (the “Shares”), which includes 900,000 shares of Common Stock that are subject to an over-allotment option granted by the Selling Stockholder to the underwriters. The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement.

In connection with the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Certificate of Incorporation and Bylaws of the Company, both of which were filed with the Commission on March 21, 2017 as exhibits to Company’s Annual Report on Form 10-K and have been incorporated by reference as exhibits to the Registration Statement, and such other agreements, certificates and documents of public officials, officers and other representatives of the Company and others as we have deemed necessary as a basis for our opinions set forth below.

In our examination, we have assumed (a) the legal capacity of all natural persons executing the Registration Statement, and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto, (d) the authenticity of all documents submitted to us as originals, (e) the

Keane Group, Inc.

January 10, 2018

conformity to original documents of all documents submitted to us as certified or photostatic copies and (f) the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any laws other than the General Corporation Law and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP